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                                                                   Exhibit 10.32


October 6, 1997

Mr. J. Larry Smart
21245 Comet Drive
Saratoga, California 95070

Dear Larry:

         The Board of Directors of Visioneer, Inc. (the "Company") is pleased to offer you a full time employment position starting October 6, 1997 as permanent President and CEO of Visioneer. You will report directly to the Board and all Visioneer officers will report to you. Commencing on the date of this agreement, your base salary will be $293,500 per year, payable in accordance with Visioneer's standard payroll policy. You will be required to devote all of your business time and attention to Visioneer's business, except that you may serve on boards of directors of companies not competitive to Visioneer.

         You will be paid a bonus for the third-quarter of 1997 of $30,000. In addition, commencing in the fourth quarter of 1997, you will be eligible for quarterly bonuses based on the fulfillment of certain performance objectives agreed to between you and the Board on a quarterly basis. The amount of such quarterly bonuses paid during any twelve month period will not exceed 50% of your base salary during such twelve month period. In addition, you will receive up to $5,000 per year for expenses incurred in purchasing private medical (which will be paid on a quarterly basis) and disability insurance coverage at a cost greater than the Company's current medical and disability benefits plans.

         If at any time prior to January 6, 1998, your employment relationship with Visioneer is terminated by the Company other than for Cause (as defined below), you will continue to be paid your base salary from the date of ten-nination until January 6, 1998. "Cause" for purposes of this letter shall mean unsatisfactory performance by you of your duties as detennined by the Board in its sole discretion, breaches of Visioneer policies or agreements, the conviction of a felony, committing an act of dishonesty, fraud or intentional illegal conduct against Visioneer, the misappropriation of Visioneer property, the breach by you of any other arrangement or relationship between you and another entity which the Board determines in its sole discretion to be injurious to Visioneer in a material manner.

         In addition to the above severance payment, which is applicable until January 6, 1998, if at any time during the period of your employment relationship with Visioneer, your relationship is terminated by the Company other than for Cause, you will be entitled to a lump sum severance payment equal to six months of your base salary existing at the time of such termination.

         The Company granted you on October 6, 1997 an option to purchase 500,000 shares of Visioneer Common Stock at the price of $3 7/8 per share (the "October Option"). The October Option is in addition to the options granted to you in April and June of 1997 (the "April Option" and "June Option," respectively). The shares granted under the October Option will be incentive stock options under the Company's 1993 Incentive Stock Option Plan (the "Plan") to the maximum extent permitted by applicable IRS rules, with the balance of such options being nonstatutory stock options. These options will vest at the rate of 1/48th of the shares subject to the option per month commencing October 6, 1997 for so long as you remain President and CEO of Visioneer.

         Upon the occurrence of a Change of Control (as defined below), 125,000 of the shares subject to the October Option which have not otherwise vested as of the effective date of the Change of Control shall immediately vest and may be exercised in accordance with the provisions of the October Option and the Plan (the "Automatic Accelerated Shares"). "Change of Control" for purposes of this letter shall mean a merger or consolidation of the Company in which the voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent (50%) of the total voting power represented by the
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voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, the complete liquidation of the Company, or the sale or disposition by the Company of all or substantially all of the Company's assets.

         In addition, if your relationship with Visioneer is terminated by the Company other than for Cause in connection with a Change of Control, the greater of (i) one-half of the unvested shares subject to the October Option that are not vested as of the effective date of the Change of Control, after vesting of the Automatic Accelerated Shares, or (ii) that number of shares subject to the October Option that would have vested if you had remained President and CEO of the Company for one year after the date of such termination, shall immediately vest and may be exercised in accordance with the provisions of the October Option and the Plan.

         In addition, the Board has determined that you have achieved the performance milestones agreed to between you and the Board based on your perforinance through September 30, 1997, and therefore, in accordance with the July 7, 1997 letter agreement between you and Visioneer, the Board has accelerated vesting under the June Option (as defined in the July 7, 1997 letter agreement) with respect to 45,000 shares. You acknowledge that all other provisions of the June Option, which provided for the acceleration of vesting of an additional 90,000 shares under the June Option under certain conditions are hereby terminated, and the June Option and July 7, 1997 letter agreement are hereby amended accordingly.

         As with the April Option (also as defined in the July 7, 1997 letter agreement) and the June Option, the October Option will be subject to the execution by you of an Option Agreement setting forth in detail these terms. Under such Option Agreement you will be entitled to exercise the October Option with respect to the shares that have vested as of the date of termination for 90 days after such date. Except as set forth in this letter agreement, you will not be entitled to any acceleration of vesting under the April Option, June Option or October Option. You will also not be entitled to any severance payment in connection with your employment relationship with the Company or any termination thereof except as set forth in this agreement. The salary and severance provisions set forth in the April 1, 1997 letter agreement between you and Visioneer shall no longer apply.

         To the extent any severance and other benefits provided for in this letter agreement constitute "parachute payments" within the meaning of Section 28OG of the Internal Revenue Code (the "Code"), you will be entitled to either
(i) such benefits in MI, or (ii) such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and such excise tax result in the receipt by you on an after-tax basis, of the greatest amount of severance and other benefits under this agreement.

         Your employment relationship with Visioneer will continue to be "at will" and will be terminable by either you or Visioneer at any time for any reason.

         We all look forward to a mutually profitable and enjoyable relationship as we build Visioneer into a premier data input device company together.

Regards,

/s/ JEFF HEIMBUCK

Jeff Heimbuck
For the Board of Directors of
Visioneer, Inc.

I agree to the above terms:    /s/ J. LARRY SMART         Date: October 6, 1997
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                                 J. Larry Smart